UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP LAND & BUILDINGS GP LP L&B OPPORTUNITY FUND, LLC LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT MICHELLE APPLEBAUM MARK A. FILLER GREGORY F. HUGHES
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Land & Buildings Investment Management, LLC together with the other participants named herein (collectively, "Land & Buildings"), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”).

Item 1: On January 26, 2021, Land & Buildings issued the following press release:

Land & Buildings Issues Letter to Monmouth Real Estate Shareholders

Expresses Serious Concerns Regarding Sales Process Run by Entrenched, Insider-Heavy Board

Demands that Board Form a Special Committee of Truly Independent Directors to Reach a Value-Maximizing Outcome for ALL Shareholders

Has Nominated a Slate of Four Highly-Qualified Director Candidates for Election at the Company’s 2021 Annual Meeting

Stamford, CT, January 26, 2021 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land & Buildings") today issued the following letter to shareholders of Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth” or the "Company”) regarding the Company’s flawed strategic alternatives process and Land & Buildings’ nomination of four highly-qualified director candidates for election at Monmouth’s 2021 Annual Meeting of Shareholders (“2021 Annual Meeting”).

The full text of the letter follows:

January 26, 2021

Dear Fellow Monmouth Shareholders:

We invested in Monmouth because we believe the Company’s shares are deeply undervalued relative to its robust portfolio of industrial warehouse properties and the extremely favorable market environment within which it operates. Our belief was, and remains, that improved oversight – in the form of new independent directors – would help unlock significant value for shareholders. Such refreshment would revitalize the Company’s leadership and address the poor corporate governance that are key contributors to Monmouth’s underperformance. That is why we decided to nominate exceptionally qualified director candidates to the Company’s Board of Directors (the “Board”).

In the midst of preparing these nominations we learned of the offer by Blackwells Capital LLC (“Blackwells”) to acquire the Company for $18 per share in cash, up from $16.75 previously. In the interest of avoiding a proxy contest and helping all shareholders realize the true value of their investment in Monmouth, we submitted our nominations privately and urged the Board to immediately establish a Special Committee which would include our nominees to conduct a thorough strategic review process to evaluate the Blackwells offer and the best path forward for the Company. Such a process would be unencumbered by either the personal and professional conflicts of interest that exist on the incumbent Board or the taint of a competing desire to take the Company private. Now more than ever shareholders need an objective Board to determine which course of action will maximize value.

Unfortunately, the Board rebuffed our efforts at constructive dialogue and has elected to run what we believe will likely be a flawed strategic alternative process overseen by the same entrenched, insider-laden leadership that bears responsibility for the persistent underperformance of the Company relative to its peers. Consider the following:

•	The Board includes three Landy immediate family members who occupy the roles of Chairman, President and Chief Executive Officer, and an additional Board member, Matthew I. Hirsch, who serves as a director alongside the Landys at UMH Properties Inc., a related company in which the Landy family has separate interests.

•	The average director tenure of 17 years far exceeds good corporate governance practices, increasing the likelihood that directors’ allegiances lay with management rather than the best interest of all shareholders.

•	The Board oversaw $127 million of losses on Monmouth’s stakes in public securities of real estate companies, including regional mall owners CBL & Associates Properties, Inc. (formerly NYSE: CBL) and Pennsylvania Real Estate Investment Trust (NYSE: PEI), where the Company has lost 98% and 93%, respectively, on their investments as of September 30, 2020.

•	Monmouth’s stock price and funds from operations (“FFO”) have consistently underperformed those of its industrial peers.[i]

Monmouth’s Total Shareholder Returns Have Significantly Underperformed Industrial Peers

Total Shareholder Returns	Trailing 10 Years	Trailing 5 Years	Trailing 3 Years	Trailing 1 Year
Monmouth Real Estate Investment Corporation	215%	79%	-5%	1%
Industrial REITs	350%	146%	118%	9%

MNR Underperformance vs. Industrial REITs	-135%	-67%	-123%	-8%

Monmouth’s FFO Growth Has Significantly Trailed Industrial Peers

FFO Growth	Trailing 10 Years	Trailing 5 Years	Trailing 3 Years	Trailing 1 Year
Monmouth Real Estate Investment Corporation	27%	33%	1%	-8%
Industrial REITs	94%	54%	24%	10%

MNR Underperformance vs. Industrial REITs	-67%	-21%	-23%	-18%

Given the relatively straightforward nature of the Company’s assets, with 55% of Monmouth’s revenue derived from assets leased to FedEx Corporation,ii we believe a full and fair sales process should generate significant interest in the Company’s industrial warehouse assets and take no more than 30 to 60 days to arrive at an outcome. We would interpret any delay beyond the 60 days as an indication that this process is merely a smoke screen being used by an entrenched Board and management to remain in control beyond the vote for new directors at the 2021 Annual Meeting.

In addition, we believe that in order for this process to have a legitimate chance of achieving a successful outcome for shareholders, it should not be encumbered at the outset by a clubby, underperforming Board. Monmouth shareholders deserve better – a credible process lead by a Special Committee of truly independent directors including our nominees squarely focused on reaching a value-maximizing outcome for ALL shareholders.

Our highly-qualified nominees to the Board at the 2021 Annual Meeting are as follows:

•	Gregory F. Hughes, who brings significant experience in public and private real estate markets, including as Chief Operating Officer and Chief Financial Officer of SL Green Realty Corp. (NYSE: SLG) and Chief Financial Officer of Fortress Investment Group LLC.

•	Mark A. Filler, who has extensive executive experience in the real estate industry including as Chief Executive Officer of Prospect Mortgage Company and Apex National Real Estate LLC, and as Co-Founder of Prism Financial. While at Prospect, the Company originated approximately $10 billion annually and had a servicing portfolio in excess of $15 billion.

•	Michelle Applebaum, who previously served as a director of Northwest Pipe Company (NASDAQ: NWPX) and whose deep capital markets expertise includes building one of the first “independent” equity research and corporate advisory boutiques and repeated top ratings from Institutional Investor Magazine.

•	Jonathan Litt, an advocate of shareholder rights with decades of experience investing in the REIT industry and extensive expertise in developing strategies to maximize long-term shareholder value in the sector – both as an investor and as a public company director.

We look forward to continuing to communicate with shareholders about our director candidates and the best way to maximize the value of your investment in Monmouth.

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land and Buildings Investment Management, LLC

About Land & Buildings:

Land & Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land & Buildings seeks to deliver attractive risk adjusted returns through its proactive, engagement-focused approach and research-driven strategy, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

212-486-9500

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC together with the other participants named herein (collectively, "Land & Buildings"), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP (“L&B Capital”), Land & Buildings GP LP (“L&B GP”), L&B Opportunity Fund, LLC (“L&B Opportunity”), Land & Buildings Investment Management, LLC (“L&B Management”), Jonathan Litt, Michelle Applebaum, Mark A. Filler and Gregory F. Hughes.

As of the date hereof, L&B Capital directly owns 178,668 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of an aggregate of 208,781 shares of Common Stock owned by L&B Capital and L&B Opportunity. As of the date hereof, L&B Opportunity directly owns 30,113 shares of Common Stock. As of the date hereof, 480,749 shares of Common Stock were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of an aggregate of 689,530 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of an aggregate of 689,530 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and held in the Managed Accounts. As of the date hereof, none of Ms. Applebaum or Messrs. Filler or Hughes owns any shares of Common Stock.

i Peer group comprised of members of the Bloomberg REIT Industrial/Warehouse Index: Americold Realty Trust (NYSE: COLD), Duke Realty Corporation (NYSE: DRE), EastGroup Properties, Inc. (NYSE: EGP), First Industrial Realty Trust, Inc. (NYSE: FR), Innovative Industrial Properties, Inc. (NYSE: IIPR), Industrial Logistics Properties Trust (Nasdaq: ILPT), Prologis, Inc. (NYSE: PLD), Plymouth Industrial REIT, Inc. (NYSE: PLYM), PS Business Parks, Inc. (NYSE: PSB), Rexford Industrial Realty, Inc. (NYSE: REXR), STAG Industrial, Inc. (NYSE: STAG) and Terreno Realty Corporation (NYSE: TRNO). Total shareholder returns reported through December 1, 2020, the unaffected share price before the initial Blackwells offer. FFO growth sourced from Bloomberg based on actual results reported by the respective peer companies or, where actual results have not yet been reported, 2020 consensus FFO estimates as of January 25, 2021.

ii Source: Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

###

Item 2: Also on January 26, 2021, Land & Buildings published the following messages on Twitter:

Item 3: Also on January 26, 2021, Land & Buildings published the following messages on LinkedIn:

Jonathan Litt
Founder & CIO at Land & Buildings Investment Management
2h •

No surprise Monmouth (NYSE: MNR) Board rebuffed request to form special committee of truly independent directors to evaluate strategic alternatives given entrenched, insider-heavy board with 17-year average tenure. L&B has nominated four highly qualified director candidates to reverse long track record of underperformance. L&B has a position in MNR. https://lnkd.in/eNdiNwj

SEC Legend https://lnkd.in/eDf4WHU

L&B
LANDandBUILDINGS

NO SURPRISE BOARD REBUFFED REQUEST TO FORM A SPECIAL COMMITTEE OF TRULY INDEPENDENT DIRECTORS TO EVALUATE STRATEGIC ALTERNATIVES GIVEN ENTRENCHED, INSIDER-HEAVY BOARD WITH 17-YEAR AVERAGE TENURE

Monmouth's Board Tenure
Sonal Pande
Kiernan Conway
Gregory T Otto
Kevin S Miller
Brian H. Haimm
Catherine B Elflein
Michael P Landy
Scott L Robinson
Neal Herstik
Matthew I Hirsch
Daniel D. Croheim
Samuel A Landy
Eugene W. Landy
13 years
14 years
15 years
17 years
20 years
32 years
32 years
53 years
0
20
40
60

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